EXHIBIT 10.1
                                                                    ------------

                                   SCHEDULE B

                         NATIONAL PENN BANCSHARES, INC.

                            EXECUTIVE INCENTIVE PLAN

                    2005 PERFORMANCE GOALS AND AWARD SCHEDULE


Awards pursuant to the Plan will not be made unless the performance goals set forth below are met.



                                                                Company Portion
                                                             2005 Earnings Per Share

                               Threshold                 Market                NPB Target                Optimum
                                                         Target

                                 $1.39                   $1.50                 $1.67-1.70                 $1.85


     Category                                                     % of Base Salary

        A                         20%                     40%                      50%                     60%

        B                         15%                    27.5%                    33.8%                    40%

        C                         12%                     20%                      24%                     28%

                                                                Individual Portion
                                                        (Based on Individual Performance)

       All                      0%-20%                   0%-20%                  0%-20%                   0%-20%




Parameters:
-----------

|_|  No awards will be paid for performance under threshold.

|_| After the total Company Portion award is determined an additional 20% of the total is available for distribution to individuals for Individual Performance. These individual awards may not exceed 20% of the participant's base pay (except for Category A which is capped at 20% of the Company Award amount).

|_| Awards for performance between threshold and market target, market target and NPB target, and NPB target and optimum will be interpolated. For 2005, the $.03 spread at the NPB Target will receive the award indicated (no interpolation from $1.67 to $1.70).

|_| Performance above optimum will result in awards interpolated at one half the rate of increase between NPB target and optimum.

|_| A participant must continue to be employed through award payment date to receive an award.

|_| In certain circumstances an individual participant's performance may be determined to be inadequate and the participant would not receive any award under this plan.

|_| Category C participants receive "up to" the amounts indicated for the Company Portion.

Individual Matching Account - For 2005 the Individual Matching Deferral Account will be established at one third of each individual's award as determined above.